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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                 SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
                         (PURSUANT TO SECTION 13(e)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934)

                               (AMENDMENT NO. 5)

                            ------------------------
                         MAGELLAN HEALTH SERVICES, INC.
                  (Name of Issuer and Person Filing Statement)

                    COMMON STOCK, PAR VALUE $0.25 PER SHARE
                         (Title of Class of Securities)

                                  559079 10 8
                     (CUSIP Number of Class of Securities)
                            ------------------------
                                 STEVE J. DAVIS
                          EXECUTIVE VICE PRESIDENT --
                  ADMINISTRATIVE SERVICES AND GENERAL COUNSEL
                         MAGELLAN HEALTH SERVICES, INC.
                                   SUITE 1400
                           3414 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 (404) 841-9200
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
          and Communications on Behalf of the Person Filing Statement)
                            ------------------------
                                    COPY TO:

                                ROBERT W. MILLER
                                KING & SPALDING
                              191 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303
                                 (404) 572-4600
                            ------------------------

                                August 15, 1996
     (Date Tender Offer First Published, Sent or Given to Security Holders)
                            ------------------------

                           CALCULATION OF FILING FEE

Transaction Valuation $61,050,000*                       Amount of Filing Fee $12,210

*Based upon purchase of 3,300,000 shares at the maximum tender offer price of $18.50 per share.

/ / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.

    Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    Amount Previously Paid:  $12,210    Filing Party:  Magellan Health Services,
    Inc.

    Form Or Registration No.:  Schedule 13E-4       Date Filed:  August 15, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    This Amendment No. 5 to Schedule 13E-4 is being filed with the Securities and Exchange Commission (the "Commission") by Magellan Health Services, Inc. (the "Company") on October 1, 1996, and amends the Schedule 13E-4 filed by the Company with the Commission on August 15, 1996, amended August 21, 1996, amended September 5, 1996, amended September 9, 1996, and last amended September 12, 1996 (the "Schedule 13E-4"). Unless otherwise defined herein, all capitalized terms used but not defined herein have the meanings assigned to them in the
Schedule 13E-4.



ITEM 8.  ADDITIONAL INFORMATION.



    The Offer expired at 12:00 midnight, New York City time on Wednesday, September 18, 1996. The Company will purchase 3,961,505 shares of its Common Stock at $18.375 per share, which represents all of the shares tendered at or below such price per share.


ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.


 EXHIBIT NO.                                                    DESCRIPTION
-------------             ----------------------------------------------------------------------------------------
     *(a) (1)     --      Form of Offer to Purchase dated August 15, 1996.
     *(a) (2)     --      Form of Letter of Transmittal.
     *(a) (3)     --      Form of Notice of Guaranteed Delivery.
     *(a) (4)     --      Form of letter to brokers, dealers, commercial banks, trust companies and other nominees dated August 15, 1996.
     *(a) (5)     --      Form of letter to clients who are common stockholders for use by brokers, dealers, commercial banks, trust companies and other nominees dated August 15, 1996.
     *(a) (6)     --      Form of letter to stockholders from the Chairman and Chief Executive Officer of the
                           Company dated August 15, 1996.
     *(a) (7)     --      Form of letter to Participants for use by the Trustee of the Company's Employee Stock
                           Ownership Plan dated August 22, 1996.
     *(a) (8)     --      Form of Summary Advertisement dated August 15, 1996.
     *(a) (9)     --      Form of Guidelines for Certification of Taxpayer Identification Number on Substitute
                           Form W-9.
     *(a)(10)     --      Form of Press Release dated August 15, 1996.
     *(a)(11)     --      Form of Supplement to Offer to Purchase dated September 5, 1996.
     *(a)(12)     --      Form of Press Release dated September 5, 1996.
     *(a)(13)     --      Form of letter to Participants for use by the Trustee of the Company's Employee Stock
                           Ownership Plan dated September 6, 1996.
     *(a)(14)     --      Revised Form of Offer to Purchase dated August 15, 1996.
    **(a)(15)     --      Form of Press Release dated September 19, 1996.
    **(a)(16)     --      Form of Press Release dated October 1, 1996.
     *(b) (1)     --      Second Amended and Restated Credit Agreement, dated as of May 2, 1994, among the
                           Company, Bankers Trust Company, as Agent, First Union National Bank of North Carolina,
                           as Co-Agent, and the financial institutions listed in such credit agreement, which was filed as Exhibit 4(e) to the Company's Registration Statement on Form S-4 (No.
                           33-53701), filed May 18, 1994, and is incorporated herein by reference.

 EXHIBIT NO.                                                    DESCRIPTION
-------------             ----------------------------------------------------------------------------------------
     *(b) (2)     --      Amendment No. 1, dated as of June 9, 1994, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union National Bank of North
                           Carolina, as Co-Agent, which was filed as Exhibit 4(w) to the Company's Amendment No. 1 to Registration Statement on Form S-4 (No. 33-53701) filed July 1, 1994, and is incorporated herein by reference.
     *(b) (3)     --      Amendment No. 2, dated as of September 30, 1994, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union National Bank of North
                           Carolina, as Co-Agent, which was filed as Exhibit 4(s) to the Company's Annual Report on Form 10-K for the year ended September 30, 1994, and is incorporated herein by reference.
     *(b) (4)     --      Amendment No. 3, dated as of December 12, 1994, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union National Bank of North
                           Carolina, as Co-Agent, which was filed as Exhibit 4(a) to the Company's Quarterly
                           Report on Form 10-Q for the Quarterly Period ended December 31, 1994, and is incorporated herein by reference.
     *(b) (5)     --      Amendment No. 4, dated as of January 11, 1995, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union National Bank of North
                           Carolina, as Co-Agent, which was filed as Exhibit 4(b) to the Company's Quarterly
                           Report on 10-Q for the Quarterly Period ended December 31, 1994, and is incorporated herein by reference.
     *(b) (6)     --      Amendment No. 5, dated as of March 17, 1995, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union National Bank of North
                           Carolina, as Co-Agent, which was filed as Exhibit 4(a) to the Company's Quarterly
                           Report on Form 10-Q for the Quarterly Period ended March 31, 1995, and is incorporated herein by reference.
     *(b) (7)     --      Amendment No. 6, dated as of October 17, 1995, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, Bankers Trust Company, as Agent, and First Union National Bank of North Carolina, as Co-Agent, which was filed as
                           Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the Quarterly Period
                           ended December 31, 1995, and is incorporated herein by reference.
     *(b) (8)     --      Amendment No. 7, dated as of November 30, 1995, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, Bankers Trust Company, as Agent, and First Union National Bank of North Carolina, as Co-Agent, which was filed as
                           Exhibit 4(b) to the Company's Quarterly Report on Form 10-Q for the Quarterly Period
                           ended December 31, 1995, and is incorporated herein by reference.

 EXHIBIT NO.                                                    DESCRIPTION
-------------             ----------------------------------------------------------------------------------------
     *(b) (9)     --      Amendment No. 8, dated as of January 24, 1996, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, Bankers Trust Company, as Agent, and First Union National Bank of North Carolina, as Co-Agent, which was filed as
                           Exhibit 4(c) to the Company's Quarterly Report on Form 10-Q for the Quarterly Period
                           ended December 31, 1995, and is incorporated herein by reference.
     *(b)(10)     --      Amendment No. 9, dated as of June 30, 1996, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, Bankers Trust Company, as Agent, and First Union National Bank of North Carolina, as Co-Agent, which was filed as
                           Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the Quarterly Period
                           ended June 30, 1996, and is incorporated herein by reference.
     *(b)(11)     --      Amendment No. 10, dated as of July 31, 1996, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, Bankers Trust Company, as Agent, and First Union National Bank of North Carolina, as Co-Agent, which was filed as
                           Exhibit 4(b) to the Company's Quarterly Report on Form 10-Q for the Quarterly Period
                           ended June 30, 1996, and is incorporated herein by reference.
     *(b)(12)     --      Amendment No. 11, dated as of September 3, 1996, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, Bankers Trust Company, as Agent, and First Union National Bank of North Carolina, as Co-Agent.
          (c)     --      Not applicable.
          (d)     --      Not applicable.
          (e)     --      Not applicable.
          (f)     --      Not applicable.

------------------------
 *Previously filed.
**Filed with this amendment.

                                   SIGNATURES

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          MAGELLAN HEALTH SERVICES, INC.

                                          By: /s/  STEVE J. DAVIS

                                             -----------------------------------
                                              STEVE J. DAVIS
                                              EXECUTIVE VICE PRESIDENT --
                                             ADMINISTRATIVE SERVICES AND GENERAL
                                              COUNSEL


Dated: October 1, 1996

                                 EXHIBIT INDEX


 EXHIBIT NO.                                                DESCRIPTION                                        PAGE
-------------             --------------------------------------------------------------------------------  -----------
     *(a) (1)     --      Form of Offer to Purchase dated August 15, 1996.
     *(a) (2)     --      Form of Letter of Transmittal.
     *(a) (3)     --      Form of Notice of Guaranteed Delivery.
     *(a) (4)     --      Form of letter to brokers, dealers, commercial banks, trust companies and other nominees dated August 15, 1996.
     *(a) (5)     --      Form of letter to clients who are common stockholders for use by brokers, dealers, commercial banks, trust companies and other nominees dated August 15,
                           1996.
     *(a) (6)     --      Form of letter to stockholders from the Chairman and Chief Executive Officer of the Company dated August 15, 1996.
     *(a) (7)     --      Form of letter to Participants for use by the Trustee of the Company's Employee
                           Stock Ownership Plan dated August 22, 1996.
     *(a) (8)     --      Form of Summary Advertisement dated August 15, 1996.
     *(a) (9)     --      Form of Guidelines for Certification of Taxpayer Identification Number on
                           Substitute Form W-9.
     *(a)(10)     --      Form of Press Release dated August 15, 1996.
     *(a)(11)     --      Form of Supplement to Offer to Purchase dated September 5, 1996.
     *(a)(12)     --      Form of Press Release dated September 5, 1996.
     *(a)(13)     --      Form of letter to Participants for use by the Trustee of the Company's Employee
                           Stock Ownership Plan dated September 6, 1996.
     *(a)(14)     --      Revised Form of Offer to Purchase dated August 15, 1996.
    **(a)(15)     --      Form of Press Release dated September 19, 1996.
    **(a)(16)     --      Form of Press Release dated October 1, 1996.
     *(b) (1)     --      Second Amended and Restated Credit Agreement, dated as of May 2, 1994, among the
                           Company, Bankers Trust Company, as Agent, First Union National Bank of North
                           Carolina, as Co-Agent, and the financial institutions listed in such credit agreement which was filed as Exhibit 4(e) to the Company's Registration
                           Statement on Form S-4 (No. 33-53701), filed May 18, 1994, and is incorporated herein by reference.
     *(b) (2)     --      Amendment No. 1, dated as of June 9, 1994, to Second Amended and Restated Credit
                           Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union
                           National Bank of North Carolina, as Co-Agent, which was filed as Exhibit 4(w)
                           to the Company's Amendment No. 1 to July 1, 1994, and is incorporated herein by reference.
     *(b) (3)     --      Amendment No. 2, dated as of September 30, 1994, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union
                           National Bank of North Carolina, as Co-Agent, which was filed as Exhibit 4(s)
                           to the Company's Annual Report on Form 10-K for the year ended September 30,
                           1994, and is incorporated herein by reference.

 EXHIBIT NO.                                                DESCRIPTION                                        PAGE
-------------             --------------------------------------------------------------------------------  -----------
     *(b) (4)     --      Amendment No. 3, dated as of December 12, 1994, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union
                           National Bank of North Carolina, as Co-Agent, which was filed as Exhibit 4(a)
                           to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended
                           December 31, 1994, and is incorporated herein by reference.
     *(b) (5)     --      Amendment No. 4, dated as of January 11, 1995, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union
                           National Bank of North Carolina, as Co-Agent, which was filed as Exhibit 4(b)
                           to the Company's Quarterly Report on 10-Q for the Quarterly Period ended
                           December 31, 1994, and is incorporated herein by reference.
     *(b) (6)     --      Amendment No. 5, dated as of March 17, 1995, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First Union
                           National Bank of North Carolina, as Co-Agent, which was filed as Exhibit 4(a)
                           to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended
                           March 31, 1995, and is incorporated herein by reference.
     *(b) (7)     --      Amendment No. 6, dated as of October 17, 1995, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
                           Company, as Agent, and First Union National Bank of North Carolina, as
                           Co-Agent, which was filed as Exhibit 4(a) to the Company's Quarterly Report on
                           Form 10-Q for the Quarterly Period ended December 31, 1995, and is incorporated herein by reference.
     *(b) (8)     --      Amendment No. 7, dated as of November 30, 1995, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
                           Company, as Agent, and First Union National Bank of North Carolina, as
                           Co-Agent, which was filed as Exhibit 4(b) to the Company's Quarterly Report on
                           Form 10-Q for the Quarterly Period ended December 31, 1995, and is incorporated herein by reference.
     *(b) (9)     --      Amendment No. 8, dated as of January 24, 1996, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
                           Company, as Agent, and First Union National Bank of North Carolina, as
                           Co-Agent, which was filed as Exhibit 4(c) to the Company's Quarterly Report on
                           Form 10-Q for the Quarterly Period ended December 31, 1995, and is incorporated herein by reference.
     *(b)(10)     --      Amendment No. 9, dated as of June 30, 1996, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
                           Company, as Agent, and First Union National Bank of North Carolina, as
                           Co-Agent, which was filed as Exhibit 4(a) to the Company's Quarterly Report on
                           Form 10-Q for the Quarterly Period ended June 30, 1996, and is incorporated herein by reference.

 EXHIBIT NO.                                                DESCRIPTION                                        PAGE
-------------             --------------------------------------------------------------------------------  -----------
     *(b)(11)     --      Amendment No. 10, dated as of July 31, 1996, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
                           Company, as Agent, and First Union National Bank of North Carolina, as
                           Co-Agent, which was filed as Exhibit 4(b) to the Company's Quarterly Report on
                           Form 10-Q for the Quarterly Period ended June 30, 1996, and is incorporated herein by reference.
     *(b)(12)     --      Amendment No. 11, dated as of September 3, 1996, to Second Amended and Restated
                           Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
                           Company, as Agent, and First Union National Bank of North Carolina, as
                           Co-Agent.
          (c)     --      Not applicable.
          (d)     --      Not applicable.
          (e)     --      Not applicable.
          (f)     --      Not applicable.

------------------------
 *Previously filed.
**Filed with this amendment.